Exhibit 19.2
BEONE MEDICINES LTD.

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws of the United States, the Hong Kong Model Code for Securities Dealings by Directors of Listed Issuers (the “Model Code”) set out in Appendix 10 to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and certain provisions of the Securities and Futures Ordinance (Cap. 571) (the “SFO”) (together, the “Hong Kong Securities Trading Requirements”) and relevant provisions of the Securities Law of the People’s Republic of China, the Rules Governing the Listing of Stocks on Science and Technology Innovation Board of the Shanghai Stock Exchange and other relevant laws and regulations on A-shares (commonly known as the “A-Share Listing Rules”) governing insider trading, BeOne Medicines Ltd. (“BeOne”) and its subsidiaries (collectively, the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy (the “Insider Trading Policy”), which is distributed to all directors, officers, employees and consultants of the Company.

A.     PERSONS COVERED BY THESE SPECIAL TRADING PROCEDURES

These Trading Procedures regulate securities trades by (a) all members of the Company’s board of directors (collectively, the “Board” and each member, a “Director”), (b) supervisors of the Company (“Supervisors”); (c) executive officers1 of the Company, (d) employees or consultants of the Company as the Insider Trading Compliance Officer may designate from time to time (collectively, “Insiders”). The Company shall maintain a list of Insiders, and any persons who are designated as Insiders and thus bound by these Trading Procedures shall be notified of their status by the Company’s Insider Trading Compliance Officer or such officer’s designee. From time to time, the Insider Trading Compliance Officer may designate all employees of the Company as Insiders. These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliates”):

•an Insider’s spouse or domestic partner, child, parent, significant other, other family member or other person, in each case, living in the Insider’s household;
•all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning the Company’s securities;
•all persons who execute trades on behalf of the Insider; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning the Company’s securities; provided, however, that these Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the Insider has included such entity on the Insider’s signed acknowledgment in the attached form.

1 The term “executive officers” refers to those officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliates. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliates.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its ordinary shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

B.     SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all Directors, Supervisors, officers and employees of the Company, including Insiders and for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. In particular, no Insider may trade in any type of securities of the Company or any derivatives relating to the securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected under a pre-approved Rule 10b5-1 Plan (as defined below). This prohibition applies even if such Insider receives pre-clearance and the trade would occur during a trading window in accordance with these Trading Procedures.

Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Insider Trading Compliance Officer for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.No Trading During Quarterly Blackout Periods for Restricted Insiders.

During four quarterly blackout periods, (a) directors, (b) executive officers of the Company, and (c) certain employees or consultants of the Company as designated by the Insider Trading Compliance Officer (collectively, “Restricted Insiders”) may not trade in Company securities. Unless otherwise advised by the Insider Trading Compliance Officer, the four quarterly blackout periods consist of the periods that begin after market close on the fifteenth day of the month in which the fiscal quarter ends (i.e. March 15, June 15, September 15, and December 15) and end after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual results of operations. Restricted Insiders may be allowed to trade during a quarterly blackout period only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures. Restricted Insiders may give Company shares during a quarterly blackout period if the gift has been approved by the Insider Trading Compliance Officer in accordance with Section B.8 below.

2.No Trading During Hong Kong Blackout Periods for Directors.
No Director may trade the Company’s securities during the Hong Kong blackout periods (as defined below). The Company will notify The Stock Exchange of Hong Kong Limited (the “HKEx”), the Securities and Futures Commission and the public (as applicable) when such blackout periods are in effect. The Hong Kong blackout periods are in effect (i) during the 60 day period beginning immediately prior to the publication of the Company’s annual financial results or, if shorter, the period beginning at the end of the relevant financial year and continuing until the publication date of those results; and (ii) during the 30 day period beginning immediately prior to the publication of the Company’s quarterly results and interim results or, if shorter, the period beginning at the end of the relevant quarterly or interim period and continuing until the publication date of those results.

3.No Trading During A-Share Blackout Periods for Directors and Senior Officers.

No Director or senior officer of BeOne may trade the Company’s A-shares and derivative securities within the following periods: (i) during the 30 day period beginning immediately prior to the publication of the Company’s annual report and semi-annual report prepared in accordance with the A-Share Listing Rules on the Shanghai Stock Exchange (“SSE”) or during the 30 day period beginning immediately prior to the scheduled publication date for the Company’s annual report and semi-annual report and continuing until one day before the actual publication date in the event that the publication is delayed; (ii) during the 10 day period beginning immediately prior to the publication of the Company’s quarterly reports and performance forecast prepared in accordance with the A-Share Listing Rules on the SSE; and (iii) during the period beginning upon the occurrence of major events that may have a significant impact on the trading price of the Company’s A-shares and derivative securities or from the beginning of the Company’s decision-making process relating to such major events, to the date when the legally required disclosure is made.

4.Trades by Restricted Insiders Must be Pre-Cleared by the Insider Trading Compliance Officer.

No Restricted Insider may trade in Company securities at any time unless the trade has been approved by the Insider Trading Compliance Officer or such officer’s designee in accordance with the procedures set forth below. The Company has designated the General Counsel or highest legal officer as its insider trading compliance officer (the “Insider Trading Compliance Officer”). The Insider Trading Compliance Officer or such officer’s designee will review and either approve or prohibit all proposed trades by Restricted Insiders in accordance with the procedures set forth in Section C below; provided that proposed trades by any current member of the Company’s Executive Committee must be reviewed by the Insider Trading Compliance Officer. The Insider Trading Compliance Officer may consult with the Company’s other officers and/or legal counsel and will receive approval for his own trades from the Chief Financial Officer. If a Restricted Insider is unable to contact the Insider Trading Compliance Officer or does not feel comfortable discussing the matter with the Insider Trading Compliance Officer, the Restricted Insider may contact the Chief Financial Officer, who will be the alternate Insider Trading Compliance Officer (the Insider Trading Compliance Officer and the alternate Insider Trading Compliance Officer and their designees are collectively referred to as the “Insider Trading Compliance Officer” in these Trading Procedures).

5.No Trading During Special Blackout Periods.

Insiders will not always be aware of material, non-public developments involving the Company. If an Insider engages in a trade before a material, non-public development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company.

Therefore, no Insider may trade in Company securities if the Insider is notified by the Insider Trading Compliance Officer or such officer’s designee that the trading window is closed because of the existence of a material, nonpublic development. The Insider Trading Compliance Officer or such officer’s designee will subsequently notify Insiders once the material, nonpublic development is disclosed to the public or resolved and the trading window is open. While the Insider Trading Compliance Officer will undertake reasonable efforts to notify Insiders of material, nonpublic developments that have occurred, or are soon likely to occur, each Insider has a duty not to trade in Company securities when material, nonpublic information exists, regardless of whether the Insider is notified by the Insider Trading Compliance Officer or such officer’s designee.

6.No Short Sales or Margin Calls.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”) or use the Company’s shares as collateral in a margin account.

7.No Purchases or Sales of Derivative Securities, Hedging Transactions or Pledges Without Pre-Approval.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, engage in any other hedging transaction with respect to the Company’s securities or pledge Company securities as collateral for a loan (or modify an existing pledge), at any time unless such transaction has been approved by the Insider Trading Compliance Officer or the Audit Committee of the Board (the “Audit Committee”). Any request for approval of such a transaction by an Insider must be submitted to the Insider Trading Compliance Officer or the Audit Committee in writing at least two weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Insider will be considered by the Insider Trading Compliance Officer or the Audit Committee on a case-by-case basis and, if permitted, will be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

8.Gifts Subject to Same Restrictions as All Other Securities Trades.

No Restricted Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when such Restricted Insider is not permitted to trade unless the Restricted Insider submits a Share Transaction Request for Gifts form attached to these Trading Procedures and, if requested by the Insider Trading Compliance Officer, written acknowledgement from the donee agreeing not to sell the securities until such time as the Restricted Insider could sell. As used in these Trading Procedures, the term “trades” and similar terms also include gifts.

C.     PRE-CLEARANCE PROCEDURES

Procedures. No Restricted Insider may trade in Company securities until:

•The Restricted Insider has notified the Insider Trading Compliance Officer or such officer’s designee of the amount and nature of the proposed trade(s) by (i) completing the Share Transaction Request form attached to these Trading Procedures and emailing that form to TradingApproval@beonemed.com or (ii) completing and submitting the online Trading Pre-Clearance Form;
•The Restricted Insider has certified in writing prior to the proposed trade(s), by signing in the designated space in the relevant Share Transaction Request, that the Restricted Insider does not possess material, nonpublic information concerning the Company;
•For executive officers and Directors, the Restricted Insider has informed the Insider Trading Compliance Officer whether, to the Restricted Insider’s best knowledge, (a) the Restricted Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) the transaction will meet all of the applicable conditions of Rule 144 under the Securities Act of 1933, as amended; and
•The Insider Trading Compliance Officer or his designee has approved the trade(s) and has certified and dated his approval in writing or by electronic mail.

An electronic version of the Share Transfer Request form is also available via electronic platform for submission. The written and electronic records of the above notification and approval shall be preserved and maintained to comply with the Hong Kong Securities Trading Requirements. The Insider Trading Compliance Officer or such officer’s designee does not assume responsibility for, and approval by the Insider Trading Compliance Officer or such officer’s designee does not protect the Restricted Insider from, the consequences of prohibited insider trading, short-swing transactions under Section 16(b) of the Exchange Act or a violation of the registration requirements of the Securities Act of 1933, as amended.

Additional Information. Restricted Insiders shall provide to the Insider Trading Compliance Officer any documentation reasonably requested by him in furtherance of the foregoing procedures. Failure to provide the documentation will be grounds for denial of approval by the Insider Trading Compliance Officer.

No Obligation to Approve Trades. The Insider Trading Compliance Officer has no obligation to approve a trade requested by a Restricted Insider and may reject a trading request in his sole reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few Directors or executives. So long as the event remains material and nonpublic, the Insider Trading Compliance Officer may decide not to approve any trades in the Company’s securities without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Insider Trading Compliance Officer or such officer’s designee, a Restricted Insider must complete the trade within five business days (or the shorter period of time set forth on such clearance) or make a new trading request.

Post-Trade Reporting. Directors and executive officers must provide the Insider Trading Compliance Officer with sufficient information to report trades in the Company’s securities (including trades effected pursuant to a Rule 10b5-1 Plan) pursuant to Section 16 of the Exchange Act on the same day in which a trade occurs. Compliance with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons report changes in ownership of Company securities within two business days. The consequences of noncompliance with this reporting deadline include disclosure in the Company’s proxy statement for the next annual meeting of shareholders, as well as possible civil or criminal sanctions.

Each report made by a Director and executive officer to the Insider Trading Compliance Officer must include the date of the trade, quantity of shares and, for purchases and sales, price and broker-dealer through which the trade was effected. This reporting requirement may be satisfied by sending (or having the Restricted Insider’s broker send) duplicate confirmations of trades to the Insider Trading Compliance Officer so long as the information is received by the Insider Trading Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade and may be satisfied via electronic mail.

Each Director shall disclose his or her interest in the securities of the Company or the associated corporation of the Company (as defined in Part XV of the SFO) and any change in that interest.
Where a change takes place in the interest of the securities of the Company held by a Director (including but not limited to purchase, sale, transfer, or any other change of nature of interest (e.g. pledge), he or she shall within three business days of the change disclose the change to the Company, which, if required, shall then make an announcement on the website of the HKEx and make any required disclosure filings with the Securities and Futures Commission.
In relation to transactions by Directors in Company securities, the Company shall disclose in its interim reports (and summary interim reports, if any) and the Corporate Governance Report contained in its annual reports (and summary financial reports, if any):
(a) whether it has adopted a code of conduct regarding transactions by Directors in Company securities on terms no less exacting than those in the Model Code;
(b) having made specific enquiry of all Directors, whether its Directors have or have not complied with the standard set out in the Model Code and its code of conduct regarding transactions by Directors in Company securities; and

(c) in the event of any non-compliance with the standard set out in the Model Code, details of such non-compliance and an explanation of the remedial steps taken by the Company to address such non-compliance.

D.     EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Trades effected pursuant to a pre-approved Rule 10b5-1 plan (a “Rule 10b5-1 Plan”) are not subject to the Company’s blackout periods or pre-clearance procedures and do not require submission by Insiders of a Share Transaction Request form. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet its requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, the plan must be approved by the Insider Trading Compliance Officer and otherwise satisfy the requirements set forth in the Requirements for 10b5-1 Trading Plans appended to these Trading Procedures.

The Insider Trading Compliance Officer may refuse to approve a Rule 10b5-1 Plan in his sole discretion. In determining whether to approve a Rule 10b5-1 Plan, the Insider Trading Compliance Officer may, in furtherance of the objectives expressed in the Insider Trading Policy, impose conditions in addition to those in Rule 10b5-1. The Insider Trading Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. Until such time as the Insider Trading Compliance Officer approves an Insider’s Rule 10b5-1 Plan, the Insider must comply with the pre-clearance procedures and trading windows set forth above.

Any modification of an Insider’s Rule 10b5-1 Plan requires pre-approval by the Insider Trading Compliance Officer. A modification must occur during a trading window and while the Insider is not aware of material, nonpublic information.

Employee Benefit Plans.

1.     Exercise of Share Options and Warrants. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option or warrant to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option or warrant to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act by Directors and executive officers, and, therefore, such persons must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option or warrant to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option or warrant, any net option or warrant exercise, any exercise of a share appreciation right, share withholding, any sale of shares as part of a broker-assisted cashless exercise of an option or warrant, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant.

2.     Tax Withholding on Restricted Shares/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

3.     Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of the Company’s securities with periodic wage withholding contributions pursuant to employees’ advance instructions under the Company’s Employee Stock Purchase Plan (the “Plan”). However, without complying with these Trading Procedures, no Insider may: (a) elect to participate in the Plan or alter the Insider’s instructions regarding the level of withholding or purchase by the Insider of Company securities under the Plan or (b) make cash contributions to the Plan (other than through periodic wage withholding). Any sale of securities acquired under the Plan is subject to the prohibitions and restrictions of these Trading Procedures.

E.     WAIVERS

The Insider Trading Compliance Officer or the Audit Committee may waive in writing any provision of these Trading Procedures in a specific instance. Any such waiver for a Director or executive officer by the Insider Trading Compliance Officer shall be reported to the Audit Committee.

F.     ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. The Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to Human Resources as part of their new hire paperwork (for new employees) or to TradingApproval@beonemed.com (for existing employees).

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures and to issue any necessary stop- transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request or as part of annual compliance training to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies have been delivered to the Insider by regular or electronic mail or through the Company’s online compliance training platform (or other delivery option used by the Company) by the Insider Trading Compliance Officer or such officer’s designee.

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems and have other serious consequences, including termination of employment or service relationship. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and should be directed to the Insider Trading Compliance Officer.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of BeOne Medicines Ltd. and its subsidiaries (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliates” (including any such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of my employment or service relationship, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in violation of the Insider Trading Policy or the Trading Procedures.

I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply:

I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures designed to ensure compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating that information to any other person.

Date:	Signature:

Name:

Title:

SHARE TRANSACTION REQUEST FOR TRADES

Pursuant to BeOne Medicines Ltd.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify BeOne Medicines Ltd. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name: _________________________________________

INTENT TO PURCHASE
Number of shares or ADSs:	__________________________
Intended trade date:	__________________________
Means of acquiring shares or ADSs:	☐	Acquisition through employee benefit plan (please specify): _____________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ___________________________________________________________

INTENT TO SELL
Number of shares or ADSs:	__________________________
Intended trade date:	__________________________
Means of selling shares or ADSs:	☐	Sale through a broker on the open market
	☐	Other (please specify):____________________________________________________

CERTIFICATION
I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) if I am an executive officer or director of the Company, (a) to the best of my knowledge, the proposed trade(s) listed above will not constitute a short-swing transaction for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, and will satisfy the requirements of Rule 144 under the Securities Act of 1933, as amended, and (b) I will report any future transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 Plan) on the same day in which a transaction occurs, as required by the Trading Procedures. I understand that, if I trade while possessing material, nonpublic information concerning the Company, I may be subject to severe civil and/or criminal penalties and may be subject to sanctions by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL. This approval is valid for five (5) trading days from the date of approval.

Signature of Insider Trading Compliance Officer (or designee)	Date
* NOTE: Multiple lots must be listed on separate forms or broken out herein.

SHARE TRANSACTION REQUEST FOR GIFTS

Pursuant to BeOne Medicines Ltd.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify BeOne Medicines Ltd. (the “Company”) of my intent to gift securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name: _________________________________________

INTENT TO GIFT
Number of shares or ADSs:	__________________________
Intended gift date:	__________________________
Means of gifting shares:	☐	Through a broker
	☐	Other (please specify): ____________________________________________________

CERTIFICATION
I hereby certify that (a) (i) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy, or (ii) if I am in possession of any material, nonpublic information concerning the Company at the time of making the gift, I understand that the Insider Trading Compliance Officer, prior to granting his approval, may request written acknowledgement from the donee agreeing not to trade in the securities until such time as I could trade in the securities, pursuant to the Trading Procedures, and (b) this is a bona fide gift for which no consideration is being received by me.

Insider’s Signature	Date

AUTHORIZED APPROVAL. This approval is valid for five (5) trading days from the date of approval.

Signature of Insider Trading Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

REQUIREMENTS FOR 10b5-1 TRADING PLANS

For transactions under a trading plan to be exempt from (i) the prohibitions in the Company’s Insider Trading Policy on transactions made while an Insider is aware of material, nonpublic information concerning the Company and (ii) the pre-clearance procedures and blackout periods established under the Trading Procedures, the trading plan must comply with the requirements of Securities Exchange Act Rule 10b5-1 (“Rule 10b5-1”) and meet the requirements set forth below. As indicated below, any change to a plan that affects the amount, price or timing of a purchase or sale of the securities subject to the plan will be considered a modification of the plan without regard to materiality.

1.The adoption or modification of a trading plan must be approved in writing by the Insider Trading Compliance Officer or such officer’s designee.
2.The trading plan must be in writing and signed by the Insider adopting the trading plan.
3.The trading plan must be adopted or modified at a time when no quarterly, special or other trading blackout period is in effect with respect to the Insider adopting or modifying the plan.
4.The trading plan must include a written representation from the Insider that, at the time of adoption or modification:
•the Insider is not aware of any material, nonpublic information concerning the Company and
•the Insider is adopting or modifying the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b5-1. The Insider must act in good faith with respect to the trading plan throughout its duration.
5.The Insider adopting or modifying the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the type of security subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.Each trading plan used by an Insider must be subject to a “cooling off” period prior to the first trade, as follows:
•For Insiders other than Directors and executive officers, the first trade under the trading plan may not occur until after 30 calendar days after adoption or modification of the trading plan.
•For Insiders that are Directors or executive officers, the first trade under the trading plan may not occur until after the later of (i) 90 calendar days after adoption or modification of the trading plan and (ii) two business days following the filing of a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days after adoption or modification of the trading plan).
7.Each trading plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the trading plan in any way.
8.Unless otherwise approved in writing by the Insider Trading Compliance Officer or such officer’s designee, the trading plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).

9.Trading plans may be terminated only with the written approval of the Insider Trading Compliance Officer or such officer’s designee.
10.During any 12-month period, an Insider may enter into only one trading plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the trading plan in a single transaction; provided the Insider Trading Compliance Officer or such officer’s designee may approve an additional non-concurrent single-trade trading plan if that plan is in place solely to satisfy withholding tax requirements and the Insider does not control the timing of such sales.
11.Unless otherwise approved by the Insider Trading Compliance Officer or such officer’s designee and permitted by Rule 10b5-1, an Insider may have only one trading plan in effect at any time; however, an Insider may adopt a new trading plan to replace an existing trading plan before the scheduled termination date of the existing trading plan so long as the new trading plan does not become effective before the completion or expiration of transactions under the existing trading plan, in all cases consistent with Rule 10b5-1 and other requirements of these Trading Procedures.
12.The Insider Trading Compliance Officer or such officer’s designee must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the plan.
13.If the trading plan grants discretion to a stockbroker or other person to execute trades under the plan:
•trades made under the plan must be executed by someone other than the stockbroker or other person who executes trades in other securities for the Insider who adopted the plan; and
•the Insider who adopted the plan may not confer with the person administering the plan regarding the Company or its securities.
14.Each trading plan used by an Insider must provide for suspension of trades under the plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit trades under the plan.
15.Each trading plan must contain an explicit acknowledgement by the Insider that all filings required by the Exchange Act, as a result of or in connection with transactions under the plan, are the sole obligation of the Insider and not the Company.
16.All transactions under the trading plan must comply with applicable law.
17.The trading plan (including any modified trading plan) must meet such other requirements as the Insider Trading Compliance Officer or such officer’s designee may determine.